As filed with the Securities and Exchange Commission on December 23, 2020

Registration No. 333- _______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VIVOS INC.

(Exact name of registrant as specified in its charter)

Delaware	80-0138937
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

719 Jadwin Avenue

Richland, Washington 99352

(Address of Principal Executive Offices)

2015 Omnibus Securities and Incentive Plan

(Full title of the plan)

Michael Korenko, Chief Executive Officer

Vivos Inc.

719 Jadwin Avenue

Richland, Washington 99352

(Name and address of agent for service)

(509) 736-4000

(Telephone number, including area code, of agent for service)

Copies to:

Daniel W. Rumsey, Esq.

Jessica R. Sudweeks, Esq.

Disclosure Law Group,

a Professional Corporation

655 West Broadway, Suite 870

San Diego, California 92101

Tel: (619) 272-7050

Fax: (619) 330-2101

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [X]	Smaller reporting company [X]
Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided Section 7(a)(2)(B) of the Securities Act. [  ]

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value per share, issuable pursuant to the 2015 Omnibus Securities and Incentive Plan	36,800,000	(1)	$0.08	(2)	$2,944,000	$321.19	(2)

(1)	Shares available for issuance under our 2015 Omnibus Securities and Incentive Plan (the “Plan”) were previously registered on the registration statement on Form S-8 filed with the Securities and Exchange Commission (“SEC”) on January 10, 2018 (Registration No. 333-222494). This Registration Statement on Form S-8 is being filed to register an additional 36,800,000 shares of our common stock, par value $0.001 per share (“Common Stock”), which may be issued upon the exercise of options or issuance of stock based awards which may hereafter be granted under the Plan. In accordance with Rule 416 under the Securities Act of 1933, as amended, this Registration Statement shall also be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rules 457(c) and (h) under the Securities Act of 1933, as amended, on the basis of the average of the high and low selling prices per share of Common Stock of the Registrant on December 23, 2020, as reported by the OTCQB Market. Pursuant to General Instruction E to Form S-8, a filing fee is only being paid with respect to the registration of additional securities under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Vivos Inc. (the “Company”) has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register an additional 36,800,000 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), issuable pursuant to the Company’s 2015 Omnibus Securities and Incentive Plan (the “Plan”). The Company previously registered shares available for issuance under the Plan on the registration statement on Form S-8 filed with the Securities and Exchange Commission (“SEC”) on January 10, 2018 (Registration No. 333-222494)

Pursuant to General Instruction E to Form S-8, the contents of the Prior Registration Statements relating to the Plan, and all periodic reports filed by the Company after the Prior Registration Statements to maintain current information about the Company are hereby incorporated by reference.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents, which have been previously filed by the Registrant with the Securities and Exchange Commission (the “SEC”), are hereby incorporated by reference in this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, as filed with the SEC on April 28, 2020, as amended May 20, 2020;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, as filed with the SEC on June 29, 2020 as amended August 13, 2020;

(c)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, as filed with the SEC on August 6, 2020;

(d)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, as filed with the SEC on November 2, 2020;

(e)	The Registrant’s Current Report on Form 8-K, as filed with the SEC on March 16, 2020, as amended May 20, 2020;

(f)	The Registrant’s Current Report on Form 8-K, as filed with the SEC on May 8, 2020, as amended May 20, 2020; and

(g)	The Registrant’s Current Report on Form 8-K, as filed with the SEC on December 10, 2020.

Until such time that a post-effective amendment to this Registration Statement has been filed which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold at the time of such amendment, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which is also deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8.	Exhibits

Exhibit No.	Document Description	Incorporation by Reference

5.1	Opinion and Consent of Disclosure Law Group, a Professional Corporation	Filed herewith.

23.1	Consent of Fruci & Associates II, PLLC	Filed herewith.

99.1	2015 Omnibus Securities and Incentive Plan	Incorporated by reference from Exhibit 10.12 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, filed on May 25, 2016.

Item 9.	Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act; and

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; and

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Richland, State of Washington, on December 23, 2020.

Vivos Inc.

By:	/s/ Michael K. Korenko
Name:	Michael K. Korenko
Title:	President and Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title(s)	Date

/s/ Michael K. Korenko	President, Chief Executive Officer,	December 23, 2020
Michael K. Korenko	Director and Corporate Secretary (Principal Executive Officer)

/s/ Michael Pollack	Interim Chief Financial Officer	December 23, 2020
Michael Pollack	(Principal Financial and Accounting Officer)

/s/ Carlton M. Cadwell	Chairman of the Board	December 23, 2020
Carlton M. Cadwell